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                              TRIPARTITE AGREEMENT

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (the "Agreement:) dated as of February 2, 1999, among BISCAYNE APPAREL, INC. (the "Company"), FIRST UNION NATION BANK, as successor Trustee to Southeast Bank, N.A., as Trustee, ("Resigning Trustee") and U.S. BANK NATIONAL ASSOCIATION ("Successor Trustee").

FIRST: The Company and the Resigning Trustee have entered into an Indenture dated as of December 15, 1989, (the "Indenture") related to the issuance of $9,014,700 in initial principal amount of the Company's 13% Subordinated Notes due December 15, 1999.

SECOND: Section 7.8 of the Indenture provides that the Resigning Trustee may resign by so notifying the Company.

THIRD: Section 7.8 of the Indenture further provides that if the trustee resigns, the Company shall promptly appoint a successor Trustee.

FOURTH: The Resigning Trustee desires to resign and the Company desires to appoint the Successor Trustee as Trustee. Paying Agent, Registrar and Agent for Service of Notices to succeed the resigning Trustee in these capacities under the Indenture;

FIFTH: The Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, Registrar, and Agent for Service of Notices subject to certain terms and conditions;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ACCEPTANCE OF RESIGNATION OF RESIGNING TRUSTEE: APPOINMENT OF SUCCESSOR TRUSTEE. The Company accepts the resignation of the Resigning Trustee as Trustee, Paying Agent, Registrar, and Agent for Service of Notices and, pursuant to the authority vested in it by Section 7.8 of the Indenture, the Company hereby appoints the Successor Trustee as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture with all of the rights, powers and duties heretofore vested in the Resigning Trustee under the Indenture, such appointment to become effective at the close of business on February 2, 1999 (the "Effective Date").

2. COMPANY REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Successor Trustee that:

       a. It is duly organized and validly existing;

       b. It has not entered into any amendment or supplement to the indenture, therefore the Indenture is in full force and effect;

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       c. To the best of the actual knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby do not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any contract, agreement, indenture or other instrument (including, without limitation its certificate of incorporation and by-laws) to which it is a party or by which it or its property is bound or any judgement, decree or order or order of any court or governmental agency or regulatory body or law, rule or regulation applicable to it or its property; and

       d. To the best of the actual knowledge of the Company, the Company represents and warrants to the Successor Trustee that the securities were validly issued.

3. RESIGNING TRUSTEE REPRESENTATIONS AND WARRANTIES. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

       a. No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or to the best of the knowledge of the Resigning Trustee by the security holders of the percentage in aggregate principal amount of the securities required by the Indenture to effect any such waiver;

       b. There is no action, suit or proceeding pending or, to the best of the knowledge of the Resigning Trustee threatened, against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture;

       c. It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all Documents relating to the trusts created by the Indenture (the "Trusts") and all information in the possession of its corporate trust administration department relating to the administration and status of the Trusts and will furnish to the Successor Trustee such Documents or information on or before the Effective Date;

       d. To the best of its knowledge, it has lawfully discharged its duties as Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture;

       e. The Indenture has not been amended or modified and is in full force and effect except as noted;

       f. The Resigning Trustee certifies that $6,443,500 in principal amount on the 13% Subordinated Notes is outstanding as of January 19, 1999 and interest has been paid through June 15, 1998.




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4. SUCCESSOR TRUSTEE REPRESENTATION AND WARRANTY. The Successor Trustee
represents and warrants to the Resigning Trustee and the Company that:

       a. it is eligible to serve as Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture and the Trust Indenture Act of 1939, as amended (the "Act") and under the Rules of the New York Stock Exchange;

       b. it has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

5. ACCEPTANCE BY SUCCESSOR TRUSTEE. The Successor Trustee hereby accepts, effective at the close of business on the Effective Date, its appointment as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices and assumes all rights, powers and duties of the Trustee under the Indenture. The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture.

6. ASSIGMENT ETC. BY RESIGNING TRUSTEE. Effective at the close of business on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture, upon the Trusts expressed in the Indenture, all rights, powers and trusts, which the Resigning Trustee, as Trustee, Paying Agent, Registrar and Agent for Service of Notices now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee under the Indenture, any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture, subject nevertheless to the lien provided by Section 7.7 of the Indenture.

7. ADDITIONAL DOCUMENTATION. The Company and the Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture, said rights, powers and trusts, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as many reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers and trusts which the Resigning Trustee now holds under and by virtue of the Indenture.

8. CAPITALIZED TERMS. All capitalized terms in this Agreement shall have the meanings ascribed to them in the Indenture unless this Agreement specifically provides otherwise.

9. CHOICE OF LAW/VENUE. This Agreement shall be governed by Florida Law. The Company, the Resigning Trustee and the Successor Trustee consent to the personal jurisdiction of the state and federal courts located in the State of Florida in connection with any controversy related to this Agreement and waive any argument that venue in such forums is not convenient.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one and the same agreement.




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11. SURVIVAL OF COMPANY"S OBLIGATIONS TO RESIGNING TRUSTEE. Nothing contained in this Agreement shall in any way affect the obligations of the Company to the Resigning Trustee under the Indenture or any lien created thereunder.



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12.  NOTICES. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:


TO FIRST UNION NATIONAL BANK

Rhonda Caraway
Corporate Trust Administrator
Corporate Trust Group
Fist Union National Bank
FL0122
225 Water Street, Third Floor
Jacksonville, FL 32202
FAX: (904) 361-7735
TELEPHONE: (904) 361-5581


TO U.S. BANK NATIONAL ASSOCIATION

Timothy J. Sandell
180 East Fifth Street
St. Paul, MN 55101


TO BISCAYNE APPAREL, INC.

Biscayne Apparel, Inc.
1373 Broad Street
Clifton, New Jersey 07013
FAX:
TELEPHONE: (973) 473-3240


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IN WITNESSETH WHEREOF, Biscayne Apparel, Inc., First Union National Bank and
U.S. Bank National Association have executed this Agreement as of the dates set forth below.

BISCAYNE APPAREL, INC.

By: /s/
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 Its: President                                      Date:    1/21/99
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FIRST UNION NATIONAL BANK

By
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 Its                                                 Date:
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U.S. NATIONAL ASSOCIATION

By
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 Its                                                 Date:
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